Exhibit (a)(1)(v)

Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of
OSHKOSH CORPORATION
by
IEP VEHICLES SUB LLC
a wholly-owned subsidiary of
ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON DECEMBER 3, 2012, UNLESS THE OFFER IS
EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE
“EXPIRATION DATE”) OR EARLIER TERMINATED.

October 17, 2012

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 17, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by IEP Vehicles Sub LLC, a Delaware limited liability company (the “Offeror”), and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, a co-bidder, to purchase any and all issued and outstanding shares (the “Shares”) of common stock, par value $.01 per share, of Oshkosh Corporation, a Wisconsin corporation (the “Company”), at a price of $32.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS LETTER IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

☐	The tender price is $32.50 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and conditions set forth in the Offer to Purchase.
☐	The Offer is being made for any and all Shares.
☐	The Offer and withdrawal rights period will expire at 12:00 midnight, New York City time, on December 3, 2012, unless the Offer is extended.
☐	The Offer is subject to the satisfaction on or prior to midnight, New York City time, on December 3, 2012 (the “Expiration date”, unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the time and date at which the Offer, as so extended by the Offeror, shall expire), of the conditions that (i) the persons that the affiliates of the Offeror intend to nominate to the Company’s board of directors at the Company’s upcoming annual meeting of stockholders are elected to the Company’s board of directors in its entirety in the proxy fight that affiliates of the Offeror intend to conduct at the Company’s upcoming annual stockholder meeting or are otherwise appointed as the entire board of directors of the Company (the “New Board”); (ii) the Company’s board of directors or the New Board has approved the purchase of the Shares by the Offeror in the Offer so that the provisions of Section 180.1141 of the Wisconsin Business Corporation Law would not, at or following consummation of the Offer, prohibit, restrict or apply to any business combination, as defined in Section 180.1140 of the Wisconsin Business Corporation Law, involving the Company and the Offeror or any affiliate or associate of the Offeror; and (iii) the Company’s board of directors or the New Board has specified as contemplated in Section 180.1150(2) of the Wisconsin Business Corporation Law that the provisions of Section 180.1150 of the Wisconsin Business Corporation Law do not limit or affect the voting power of any of the Shares held by the Offeror or any of its affiliates or associates at or following the consummation of the Offer. The Offer is also subject to other customary conditions. See Section 14 of the Offer to Purchase.
☐	Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto. The Offeror is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase for Cash
Any and All Outstanding Shares of Common Stock
of
OSHKOSH CORPORATION
by
IEP VEHICLES SUB LLC
a wholly-owned subsidiary of
ICAHN ENTERPRISES HOLDINGS L.P.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 17, 2012, (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by IEP Vehicles Sub LLC, a Delaware limited liability company (the “Offeror”), and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership, a co-bidder, to purchase any and all issued and outstanding shares (the “Shares”) of common stock, par value $.01 per share, of Oshkosh Corporation, a Wisconsin corporation (the “Company”), at a price of $32.50 per Share, net to the seller in cash without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer.

This will instruct you to tender to the Offeror the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:  Shares*
Date:

SIGN HERE

Signature(s)

(Print Name(s))

(Print Address(es))

(Area Code and
Telephone Number(s))

(Taxpayer Identification or
Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.